UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2009

SONIC CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18859 (Commission File Number)	73-1371046 (I.R.S. Employer Identification No.)
300 Johnny Bench Drive Oklahoma City, Oklahoma (Address of Principal Executive Offices)		73104 (Zip Code)

(405) 225-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 8, 2009, the Company announced that Omar Janjua has joined the Company as President of the Company’s restaurant operating subsidiary, Sonic Restaurants, Inc. (“SRI”).  Mr. Janjua, age 51, served as Executive Vice President and Chief Operating Officer for The Steak 'n Shake Company since 2007, where he was responsible for the operations of 490 system restaurants with annual revenues of approximately $700 million.  Prior to joining Steak 'n Shake, Mr. Janjua worked for 18 years with Yum Brands, Inc. in its Pizza Hut operations in various positions of increasing responsibility, lastly as Vice President of company operations overseeing 817 restaurants with annual revenues in excess of $800 million.

Contingent on Board approval at the next quarterly Board meeting, the Company expects to enter into an employment agreement with Mr. Janjua on similar terms as entered into with the Company’s other executive officers, as described in the Company’s proxy statement, with a base salary of $325,000, and to grant Mr. Janjua an award of stock options, consistent with the formula used by the Board for granting options to other new executive officers.  Mr. Janjua will also participate in the Company’s short-term and long-term incentive compensation programs offered to the Company’s executive officers.

Also on September 8, 2009, E. Edward Saroch, who had served as President of SRI since May 2008, moved to the new position of Senior Vice President of Franchise Operations (Developing Markets) of the Company’s franchising subsidiary, Sonic Industries Services Inc.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits.

99      Press Release, dated September 8, 2009, announcing the appointment of Omar Janjua as President of Sonic Restaurants, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:
SONIC CORP.

Date:	September 11, 2009	By: /s/ Stephen C. Vaughan
Stephen C. Vaughan,
Executive Vice President and Chief Financial Officer